EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 11, 2013 (except for Notes 2, 8 and 12 for which the date is August 19, 2013), with respect to the balance sheets of MRI Interventions, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012, 2011 and 2010, in (i) the Company’s Registration Statement on Form S-8 (No. 333-183382) and (ii) the Company’s Registration Statement on Form S-3 (No. 333-183279) and the related Prospectus, as supplemented from time to time.

/s/ CHERRY BEKAERT LLP

Tampa, Florida

August 19, 2013